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                                                                   Exhibit 99(a)

FOR IMMEDIATE RELEASE

CONTACTS:  KEVIN INDA
           INTERCEL, INC.
           706-634-1218

                   INTERCEL, INC. BEGINS TRADING UNDER "PTEL"
                Company Now Formally Operating as Powertel, Inc.

(WEST POINT, GEORGIA - JULY 1, 1997) POWERTEL, INC., FORMERLY INTERCEL, INC., TODAY BEGINS TRADING UNDER ITS NEW STOCK SYMBOL (NASDAQ:PTEL). THE COMPANY BEGAN FORMALLY OPERATING AS POWERTEL, INC. TODAY AS A RESULT OF SHAREHOLDERS APPROVING THE NAME CHANGE AT THE COMPANY'S ANNUAL MEETING LAST MONTH.

"The Powertel name captures the spirit of our new corporate focus in launching and developing one of the largest PCS networks in the Southeast and we believe the corporate name change is another positive step in building awareness for the Company's "Powertel" brand name," said Allen E. Smith, Powertel president and chief executive officer. "We have invested significant capital in establishing the Powertel brand through advertising and marketing programs and anticipate our corporate name change will further increase our visibility among both consumers and investors."

Powertel, Inc. is licensed to provide wireless personal communications services in 12 southeastern states to a population of approximately 24 million people. Powertel's major markets include Atlanta, Augusta, Birmingham, Chattanooga, Jackson, Jacksonville, Knoxville, Louisville, Memphis and Nashville. The Company utilizes the Global System for Mobile Communications (GSM), the leading technology worldwide for digital wireless communications. Powertel offers compact handsets featuring portable phone, voice mail and paging services throughout its coverage area.

For more information on Powertel and its services, visit the Company's home page at HTTP://WWW.POWERTEL.COM.

Certain of the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward looking
statements.   Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are:
(i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) impact of competitive products and technologies, (iv) the management of the Company's growth and expansion, (v) dependence on key personnel, and (vi) and the other risks and uncertainties detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 1996) filed with the Securities and Exchange Commission.